                                                           REGISTRATION NO. 333-

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2001

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                               ARGO BANCORP, INC.
             (Exact name of Registrant as specified in its charter)


                                    DELAWARE
                         -------------------------------
                         (State or other Jurisdiction of
                         Incorporation or organization)

                                      6035
                          ----------------------------
                          (Primary Standard Industrial
                           Classification Code Number)


                                   36-3620612
                               -------------------
                                (I.R.S. Employer
                               Identification No.)


                               5818 S. ARCHER ROAD
                             SUMMIT, ILLINOIS 60501
                                 (708) 458-2002
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)


                                 JOHN G. YEDINAK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ARGO BANCORP, INC.
                               5818 S. ARCHER ROAD
                             SUMMIT, ILLINOIS 60501
                                 (708) 458-2002
------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agents for service)


                                    COPY TO:
                              NORMAN B. ANTIN, ESQ.
                              JEFFREY D. HAAS, ESQ.
                            KELLEY DRYE & WARREN, LLP
                        1200 19TH STREET, N.W., SUITE 500
                             WASHINGTON, D.C. 20036


              Approximate Date of Commencement of Proposed Sale to
           the Public: As soon as practicable after this Registration
                          Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or reinvestment plans, check the following box. [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                       AMOUNT          PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES               TO BE           OFFERING PRICE             AGGREGATE          REGISTRATION
                 TO BE REGISTERED                    REGISTERED            PER UNIT             OFFERING PRICE             FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         1,002,448             $10.125(1)            $10,149,786(1)         $2,538.00
------------------------------------------------------------------------------------------------------------------------------------
Total                                                1,002,448             $10.125               $10,149,786            $2,538.00
====================================================================================================================================

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock on the Over the Counter Bulletin Board on January 9, 2001, which is the last day prior to the filing date in which trading occurred.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

RESALE PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 30, 2001

                               ARGO BANCORP, INC.

                        1,002,448 SHARES OF COMMON STOCK

         Argo Bancorp is a thrift institution holding company with total consolidated assets of $428.8 million at September 30, 2000. Argo Bancorp is the sole stockholder of Argo Federal Savings Bank, which operates a full service banking business in the metropolitan Chicago, Illinois area.

         These shares of Common Stock are being offered and sold from time to time by certain of our current shareholders. See page 16 for the names of the Selling Shareholders. The Company will not receive any of the proceeds from sale of these shares.

         The Selling Shareholders may offer the shares of Common Stock to the public, directly or indirectly, through brokers or dealers, in privately negotiated transactions or otherwise, for prices computed as follows:

         -        Fixed prices,

         -        Prevailing market prices, or

         -        Negotiated prices.

         The closing sale price of our Common Stock, which trades on the Over the Counter Bulletin Board under the symbol "ARGO," was 10.125 on January 9, 2000.

Potential investors should consider the Risk Factors starting on page 7 before purchasing the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                              , 2001
                             -----------------

                                TABLE OF CONTENTS

Section                                                                  PAGE

Forward Looking Statements.................................................4
Where You Can Find More Information........................................5
The Company................................................................6
Risk Factors...............................................................7
Use of Proceeds...........................................................10
Dividend Policy...........................................................10
Description of Capital Stock..............................................10
Restrictions on Acquisition of the Company................................12
Selling Shareholders......................................................16
Plan of Distribution......................................................18
Legal Matters.............................................................19
Experts...................................................................19


Prospective investors may rely only on information contained in this prospectus. Neither Argo Bancorp, Inc. (also referred to in this prospectus as "we" or the "Company") nor the Selling Shareholders have authorized any person to provide prospective investors with any information other than that contained in this prospectus. This prospectus is not an offering in any jurisdiction where such offering is not permitted. The information contained in this prospectus is correct only as of the date of the prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

                           FORWARD LOOKING STATEMENTS

         This document contains and incorporates by reference certain forward looking statements regarding our financial condition, results of operations and business. These statements are not historical facts and include statements about our

         - confidence,

         - strategies about earnings,

         - new and existing programs and products,

         - relationships,

         - opportunities,

         - technology, and

         - market conditions.

You may identify these statements by looking for

         - forward-looking terminology, like "expect," "believe" or "anticipate;"

         - expressions of confidence like "strong" or "on-going;" or

         - similar statements or variations of those terms.

         These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

         - competitive pressure in the banking and financial services industry increases significantly;

         - changes occur in the interest rate environment; and

         - general economic conditions, either nationally, in the Midwest or in the state of Illinois, are less favorable than expected.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         We have filed with the SEC a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), of which this prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to our common stock, par value $.01 per share (the "Common Stock"), which is discussed in this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, reference is made to the Registration Statement, including its exhibits. The Registration Statement may be inspected without charge at the principal office of the SEC in Washington, D.C., and copies of all part of it may be obtained from the SEC upon payment of the prescribed fees.

         We "incorporate by reference" into this prospectus the information we filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the initial filing of the Registration Statement that contains this prospectus and prior to the time that the Selling Shareholders sell all the Common Stock offered by this prospectus:

         - Annual Report on Form 10-K for the year ended December 31, 1999.

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

         - Current Report on Form 8-K dated as of December 1, 2000.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:
5818 South Archer Road, Summit, Illinois 60501, Attention: Corporate Secretary, telephone (708) 458-2002.

                                   THE COMPANY

GENERAL

         We are the savings and loan holding company and sole stockholder of Argo Federal Savings Bank, F.S.B. ("Argo"), a federal savings bank which operates out of two offices in Cook County, Illinois. Argo was originally chartered in 1908 as a state-chartered mutual institution, which converted to a federal charter in 1982. We were organized in 1987 for the purpose of acquiring Argo, which was accomplished in November 1987. In 1992, Argo acquired Dolton-River Savings and Loan Association and, in connection therewith, we publicly issued additional shares of Common Stock.

         In December 1996, we entered into a stock purchase agreement ("Agreement") with The Deltec Banking Corporation Limited ("Deltec"), a banking corporation organized under the laws of the Commonwealth of the Bahamas. Under the terms of the Agreement, we sold Deltec shares of our Common Stock in an amount equal to 25% of our Common Stock outstanding on a pro forma basis. Deltec is one of the Selling Shareholders in this prospectus. See "Selling Shareholders." At December 31, 2000, there were an aggregate of 2,023,109 shares of our Common Stock outstanding.

         As our primary subsidiary, Argo's principal business is attracting deposits from the general public and originating or purchasing loans primarily secured by one- to four- family residential real estate. To a much lesser extent, Argo also originates multi-family and commercial real estate mortgage loans, home equity loans, deposit account loans and other consumer loans. In June 2000, Argo established an Internet banking division, which operates under the name "Umbrellabank.com, a division of Argo Federal Savings Bank, FSB" ("Umbrellabank.com"). Umbrellabank.com is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions with Argo, including but not limited to opening account relationships, transferring funds, accessing account information, processing bill payments, and applying for or obtaining loan products, including, but not limited to, credit cards and residential mortgage secured loans.

         In October 1998, we formed Argo Capital Trust Co. ("Argo Capital Trust"), a statutory business trust. In November 1998, Argo Capital Trust sold 11% Capital Securities, with a liquidation amount of $10.00 per security. Argo Capital Trust used the gross proceeds from the sale of the Capital Securities ($17.25 million) to purchase our Junior Subordinated Debentures, which carry an interest rate of 11%, are paid quarterly in arrears and are scheduled to mature in November 2028. The Junior Subordinated Debentures, under certain circumstances, may be prepaid prior to the maturity date. We have since re-acquired, through a wholly owned subsidiary, Argo Redemption Corporation, as of December 31, 2000, 66,293 shares of the Capital Securities at an average price of $8.607.

         We are an active holding company and have made several investments in companies whose business we feel are strategic to our primary banking business. We have made common and preferred stock investments in Synergy Plan, Ltd. ("Synergy"), a professional employer organization. Our President and Chief Executive Officer, John G. Yedinak, has been elected a director of Synergy and one of our directors, Donald G. Wittmer, is an investor and director of


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

Synergy. We have contributed our investment in Synergy to a wholly-owned subsidiary of Argo, which increased Argo's regulatory capital. In addition, Argo's subsidiary has invested in Commercial Loan Corporation, which underwrites, documents and services commercial loans. On a consolidated basis at September 30, 2000, our total assets were $428.8 million, total liabilities were $408.5 million and stockholders' equity was $20.3 million.

         As a registered savings and loan holding company, we are subject to regulation by the Office of Thrift Supervision ("OTS"). Argo is subject to regulation by the OTS, as its chartering authority, and by the Federal Deposit Insurance Corporation ("FDIC") as a result of its membership in the Savings Association Insurance Fund, which insures Argo's deposits up to the maximum extent permitted by law.

         Our principal executive offices are located at 5818 South Archer Road, Summit, Illinois 60501. Our telephone number is (708) 458-2002.

                                  RISK FACTORS

         Prospective investors should carefully review the following factors, as well as the other information contained in this prospectus, in connection with the Common Stock offered hereby.

DEPENDENCE ON KEY PERSONNEL

         We depend to a considerable degree on the contributions of a limited number of key management personnel who have had, and will continue to have, a significant role in the development and management of the Company. The continued development of the Company's business strategy depends to a large extent upon the continued employment of Mr. John G. Yedinak, President and Chief Executive Officer of both our Company and Argo, Frances M. Pitts, our Executive Vice President and Corporate Counsel and Executive Vice President and General Counsel of Argo, and Ms. Colleen A. Kitch, the Company's Executive Vice President and President and Chief Operating Officer of Argo's Umbrellabank.com Internet banking division. We and Argo have entered into renewable employment agreements, each providing for five year terms, with Mr. Yedinak and Ms. Pitts, which were originally effective November 1, 1996 and thereafter amended and restated effective November 1, 1999. In November 1999, we and Argo entered into a three-year, renewable employment agreement with Colleen Kitch as our Executive Vice President. We and Argo also maintain a total of $5.0 million in key-man life insurance policies with respect to Mr. Yedinak and Ms. Pitts.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Provisions in the Company's Governing Instruments. Certain provisions of our Certificate of Incorporation and Bylaws as well as certain federal regulations, assist us in maintaining our status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered elections of the boards of directors, non-cumulative voting for directors, and limits on the calling of special meetings. These provisions in our governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management.

         Voting Control of Officers and Directors. Our directors and executive officers as well as those of Argo own approximately 1,710,485 shares or 84.55% of our shares of Common Stock at December 31, 2000 (which includes 501,224 shares or 24.775% of our Common Stock owned by Deltec). An additional 432,659 shares may be attributable to our directors and officers as well as those of Argo through the exercise of options to purchase shares of Common Stock held by such directors and officers pursuant to our stock option plans at December 31, 2000. Accordingly, management's voting control has had and is expected to continue to have a significant influence over our affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

         Pursuant to a stockholder agreement between us, Deltec and John G. Yedinak (the "Stockholder Agreement"), Deltec has the right to nominate one director to our Board of Directors and will retain such right for so long as it holds at least 15% of our Common Stock. Mr. Arthur Byrnes serves on our Board as Deltec's representative. Additionally, under the Stockholder Agreement, John G. Yedinak has agreed that so long as Deltec owns 15% of our Common Stock, he will vote all shares of our Common Stock owned by him for the nominee designated by Deltec.

         Pursuant to the terms of the purchase and sale agreement with Deltec, we have been requested by Deltec to file, and have filed, a Registration Statement, of which this prospectus forms a part, with respect to the sale of all 501,224 shares or 24.775% of our Common Stock owned by Deltec, which is in the process of liquidation. The Registration Statement and this prospectus also relates to the sale by John G. Yedinak, our Chairman and Chief Executive Officer, of 501,224 shares or 24.775% of our Common Stock.

INTEREST RATE RISK

         Our operating results depend to a large extent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the general level of interest rates can affect our net interest income by affecting the spread between our interest-earning assets and interest-bearing liabilities. This may be due to the disparate maturities or period to repricing of our interest-earning assets and interest-bearing liabilities, as well as in the case of an increase in the general level of interest rates and periodic caps which limit the interest rate change on many of our adjustable-rate mortgage loans. Changes in the general level of interest rates also affect, among other things, our ability to originate loans; the ability of borrowers to make payments on loans; the value of our interest-earning assets and the Company's ability to realize gains from the sale of such assets; the average life of our interest-earning assets; and our ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.

         Our interest rate risk strategy emphasizes the management of asset and liability balances within repricing categories in order to limit Argo's exposure to earnings variations as well as variations in the value of assets and liabilities due to changes in interest rates over time.

ECONOMIC CONDITIONS

         Our success is dependent to a certain extent upon general economic conditions, particularly in the areas in the metropolitan Chicago, Illinois area in which we conduct the majority of our business activities. Adverse changes in the economic conditions of these areas may impair our ability to collect loans and would otherwise have an adverse effect on our business, including the demand for new loans, the ability of customers to repay loans and the value of both the real estate which secures our loans and our real estate owned.

COMPETITION

         We experience substantial competition both in attracting and retaining deposits and in making loans. Our most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in our market areas in the metropolitan Chicago, Illinois area. In addition, we will increasingly compete for deposits nationally via the Internet as our Umbrellabank.com division becomes more known and established. In addition, as with all banking organizations, we have experienced increasing competition from nonbanking sources such as full service and discount broker-dealers and other investment alternatives, such as mutual funds. Our competition for residential construction loans comes principally from smaller commercial banks. Our competition for multi-family residential and commercial real estate loans comes principally from other thrift institutions, commercial banks, insurance companies, mortgage real estate investment trusts, mortgage conduits and other institutional lenders. A number of institutions with which we compete for deposits and loans (primarily with respect to residential real estate loans and multi-family residential and commercial real estate loans) have significantly greater assets, capital and other resources than we do. In addition, many of our competitors are not subject to the same extensive federal regulation that governs savings and loan holding companies, such as us, and federally-chartered and federally-insured savings institutions, such as Argo. As a result, many of our competitors have advantages over us in conducting certain businesses and providing certain services.

REGULATION

         Both we, as a savings and loan holding company, and Argo, as a federally-chartered savings institution, are subject to significant governmental supervision and regulation, which is intended primarily for the protection of depositors. Statutes and regulations affecting us and Argo may be changed at any time, and the interpretation of these statutes and regulations by examining authorities also is subject to change. There can be no assurance that future changes in applicable statutes and regulations or in their interpretation will not adversely affect our business. We are subject to regulation and examination by the OTS and Argo is subject to regulation and examination by the OTS and the FDIC. There can be no assurance that the OTS or the FDIC will not, as a result of such regulation and examination, impose various requirements or regulatory sanctions upon us or Argo, as applicable. In addition to governmental supervision and regulation, we and Argo are subject to changes in federal and state laws, including changes in tax laws, which could materially affect the real estate industry.

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the sale of the Common Stock offered hereby by the Selling Shareholders. See "Selling Shareholders" for a list of those persons who will receive the proceeds from such sales.

                                 DIVIDEND POLICY

         We currently pay a cash dividend on the Common Stock of $.05 per share per quarter. The timing and amount of any future cash dividends will be determined by our Board of Directors and will depend, among other factors, upon our earnings, financial condition, cash requirements, the capital requirements of Argo and investment opportunities at the time any such payment is considered.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 9,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock. As of December 31, 2000, there were 2,023,109 shares of Common Stock issued and outstanding and 592,681 shares of $.005 Goodwill Convertible Preferred Stock (defined below) are issued and outstanding.

COMMON STOCK

         Voting Rights. The holders of Common Stock possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Each holder of Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock.

         Dividends. Subject to such preferences as may be applicable to any shares of Preferred Stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefore and are entitled to share pro rata in liquidating and other distributions to shareholders.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of our Company without first offering it to existing stockholders. The Common Stock is not subject to call for redemption and the outstanding shares of Common Stock when issued and upon receipt by the Company of the offering price will be fully paid and non-assessable.

PREFERRED STOCK

         We have designated as $.005 Goodwill Convertible Preferred Stock 592,681 shares of the Preferred Stock which are all outstanding. The Board of Directors can, without shareholder approval, issue additional shares of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the common shareholders. If and when issued, the

Preferred Stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any additional shares of Preferred Stock.

GOODWILL CONVERTIBLE PREFERRED STOCK

         On July 28, 1998, we declared a stock dividend of $0.005 Goodwill Convertible Preferred Stock ("Goodwill Preferred Stock") to all holders of Common Stock as of August 24, 1998 on a share for share basis. As a result, 592,681 shares of Goodwill Preferred Stock were issued to holders of Common Stock on August 31, 1998. The Goodwill Preferred Stock entitles the holders thereof to 75% of any damages awarded upon a final judgment to Argo, net of expenses and certain other items as a result of Argo's lawsuit against the United States seeking damages for breach of contract related to the limitation and exclusion of supervisory goodwill in the computation of Argo's regulatory capital in connection with our acquisition of Argo in November, 1987 ("Goodwill Litigation"). At the time of the final judgment and award of damages, if any, the Goodwill Preferred Stock will either be (i) redeemed by us for cash or (ii) become convertible into Common Stock. We will be entitled to retain the remaining 25% of any damages awarded to Argo, net of expenses, in the Goodwill Litigation. At such time the plaintiffs receive a final judgment and related damages ("the Litigation Award") of the Goodwill Litigation, we will have 90 days, at our option, to redeem the Goodwill Preferred Stock. The Redemption price shall be determined by a set formula, which deducts expenses, fees and net taxes related to the Goodwill Litigation and issuance of the Goodwill Preferred Stock from the Litigation Award and distributes 75% of such amount among all Goodwill Preferred Stockholders on a pro rata basis. To the extent that all or a portion of the Litigation Award is non-cash, we will receive an independent appraisal to determine the fair market value of the non-cash portion. If the Litigation Award is solely for non-cash and valued at $250,000 or less, we will redeem the shares at their par value.

         In the event we choose not to redeem to Goodwill Preferred Stock within the 90 day window, the Goodwill Preferred Stock shall become convertible into Common Stock based on the current market value of the Common Stock divided into a pro rata share of 75% of the Litigation Award less expenses, fees and net taxes. The shares shall be convertible until 90 days from the beginning of the first day of the fiscal quarter following the time the shares first become convertible.

         The terms of the Goodwill Preferred Stock provide that a committee approved by our Board of Directors will supervise the Goodwill Litigation.

         The Goodwill Preferred Stock contains no voting or dividend rights, except with respect to issues concerning the Goodwill Preferred Stock.

         The Goodwill Preferred Stock maintains a preference over the Common Stock in the event of any dissolution, liquidation, winding-up of the affairs of Company in the amount of the applicable redemption price of the Goodwill Preferred Stock.

         The Goodwill Preferred Stock is not registered with the SEC or any other state or regulatory agency.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

         Certain provisions in our Certificate of Incorporation and Bylaws and in our management remuneration plans together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of us.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         A number of provisions of our Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of our Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or our management more difficult. The following description of certain of the provisions of our Certificate of Incorporation and Bylaws is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference.

         Board of Directors. Our Board of Directors is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. Our Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a two-thirds vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Our Certificate of Incorporation provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 70% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders may be called only by our Board of Directors or an appropriate committee designated by the Board of Directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The authorized shares of Common Stock and Preferred Stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of our Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board of Directors currently has no plans for the issuance of additional shares.

         Stockholder Vote Required to Approve Business Combinations with Interested Stockholders. Our Certificate of Incorporation requires the approval of the holders of at least 70% of our outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" by an "Interested Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of our Common Stock and any other affected class of stock. Under the Certificate of Incorporation, the approval of the holders of at least 70% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholders except (i) in cases where the proposed transaction has been approved by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were Directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. The term "Interested Stockholder" is defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than our Company or our subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of our Company. A "Business Combination," is defined to include: (i) any merger or consolidation of our Company or any of our subsidiaries with any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of our Company or combined assets of our Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by our Company (or any subsidiary) of any securities of our Company (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of our Common Stock; (iv) the adoption of any plan for the liquidation or dissolution of our Company proposed by or on behalf of any Interested Stockholder or Affiliate there; and (v) any reclassification of securities, recapitalization, merger or consolidation of our Company with any of its subsidiaries which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company or subsidiary owned directly or indirectly, by an Interested stockholder or Affiliate thereof.

         Evaluation of Offers. The Certificate of Incorporation of the Company further provides that our Board of Directors, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate our Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of our Company and the stockholders of our Company, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including Argo) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: our Company's present and future customers and employees and those of its subsidiaries (including Argo); the communities in which we and Argo operate or are located; our ability to fulfill our corporate objectives as a savings and loan holding company; and the ability of Argo to fulfill the objectives of a stock savings bank under applicable statutes and regulations. By having these standards in our Certificate of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in our best interest, even if the price offered is significantly greater than the then market price of any equity security of our Company.

         Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation. Our Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 70% of the outstanding shares of our Company stock entitled to vote generally in the election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation provisions. The specific provisions covered by such supermajority voting requirement include the following: (i) the calling of special meetings of stockholders, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual meetings; (ii) the number and classification of the Company's Board of Directors; (iii) removing directors; (iv) the requirement for the approval of certain Business Combinations involving "Interested Stockholders";
(v) the indemnification of directors, officers, employees and agents of the Company; (vi) the limitation of voting rights; and (vii) the required stockholder vote for amending our Certificate of Incorporation or Bylaws. This provision is intended to prevent the holders of less than 70% of our outstanding stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 30% of our Company's voting stock to prevent amendments to our Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

         Certain Bylaw Provisions. Our Bylaws also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to our Secretary. The notice provision requires a stockholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION

         The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of our Board of Directors. The provisions of the employment agreements with our employees and the 1998 Incentive Stock Option Plan may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover.

         Our Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of our Company and stockholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of our Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

         The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuance's of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the

Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

APPLICABLE FEDERAL LAW

         Any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days" written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                              SELLING SHAREHOLDERS

         The Selling Shareholders are offering up to 1,002,448 shares of Common Stock (the "Shares") pursuant to this prospectus. The Shares were sold by the Company to the Selling Shareholders in private transactions, open market purchases, exercise of stock options and awards of shares under benefit plans.

         This prospectus and the related Registration Statement which has been filed by the Company with the SEC will allow the Selling Shareholders to resell the Shares to third parties according to the plan of distribution described in this prospectus. See "Plan of Distribution."

         John G. Yedinak, Chairman of the Board, President and Chief Executive Officer of the Company, is a Selling Shareholder. John G. Yedinak also serves as the Vice Chairman of the Board, President and Chief Executive Officer and Director of Argo. He received a B.S. from Northern Illinois University and his Master of Arts, Business from Governor's State University. John G. Yedinak was previously President of Summit Financial Services, Inc., City-Wide Collection Company, Inc., and Assistant Secretary and Systems Manager of Talman Federal Savings and Loan Association. John G. Yedinak was a principal (1/3) stockholder of the Company when it was organized in 1987 to acquire Argo. As of the date of this prospectus, John G. Yedinak owns or controls, individually or through various trusts and related parties, 882,238 shares or 43.61% of our Common Stock.

         Deltec is the other Selling Shareholder. On December 31, 1996, the Company entered into a stock purchase agreement with Deltec, whereby Deltec acquired 25% of our outstanding shares of Common Stock on a pro forma basis for an aggregate purchase price of $4.2 million. The stock purchase agreement was entered into following the submission by Deltec of a Rebuttal of Control to the OTS and the execution by Deltec International, S.A., the parent of Deltec, of a Rebuttal Agreement with the OTS.

         Pursuant to the stock purchase agreement, the Company and Deltec also entered into the Stockholder Agreement. The principal provision of the Stockholder Agreement stipulates that at any time that the Company propose to issue and sell any additional shares of its Common Stock, the Company shall notify Deltec and shall offer to sell to Deltec concurrently with the issuance and sale of the additional shares such number of additional shares (including fractional shares) so that Deltec may continue to own 25% of the outstanding shares of our Common Stock. In the event that the Company shall purchase or otherwise acquire any of its outstanding shares of Common Stock, it is required to offer to purchase from Deltec such number of shares that, after the purchase, Deltec will continue to own 25% of the outstanding shares of our Common Stock. During the term of the Stockholder Agreement, and for so long as Deltec holds at least 15% of our Common Stock, Deltec has the right to nominate one director to our Board of Directors. John G. Yedinak, our President and Chief Executive Officer, has agreed that, during this time period, he will vote all shares of our Common Stock owned by him for the nominee designated by Deltec. During the term of the Stockholder Agreement, Deltec has agreed to remain in compliance with the Rebuttal Agreement between Deltec and the OTS.

         We have filed a Registration Statement, of which this prospectus forms a part, to facilitate the sale by John G. Yedinak, our Chairman, President and Chief Executive Officer, of 501,224 shares or 24.775% of our Common Stock, and all 501,224 shares or 24.775% of our Common Stock owned by Deltec.

         The following table sets forth certain information as of December 31, 2000, to the best of the Company's knowledge, regarding the ownership of Common Stock by the Selling Shareholders and as adjusted to give effect to the sale of the Shares offered by this prospectus.


                                                                                        Ownership After Offering if All
                                                                                                Shares Offered
                                                                                        By this Prospectus are Sold(1)
                                          Shares Owned               Shares             ------------------------------
Selling Shareholder                     Prior to Offering         Being Offered           Shares            Percent(1)
-------------------------------        -------------------        -------------           ------            ---------
John G. Yedinak                              882,238                 501,224             381,014              18.83%

The Deltec Banking Corporation
Limited                                      501,224                 501,224                --                  --

------------------
(1) Based on the 2,023,109 shares of Common Stock outstanding on December 31, 2000.


                              PLAN OF DISTRIBUTION

         The Shares may be sold to third parties in transactions (a) on the Over the Counter Bulletin Board (b) in privately negotiated transactions, or (c) by a combination of such methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with that Rule, rather than pursuant to this prospectus. However, there is no assurance that the Selling Shareholders will sell any or all of the Shares.

         The Selling Shareholders may sell the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the buyers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholders in connection with the offering of certain of the Shares by the Selling Shareholders. The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

         Each Selling Shareholder shall pay his or its own legal and accounting fees and any other expenses incurred by the Selling Shareholder. Any commissions, discounts or other fees payable to broker-dealers or other agents in connection with any sale of the Common Stock by a Selling Shareholder will be payable by the Selling Shareholder.

         We have agreed to indemnify the Selling Shareholders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Shareholders for use in the Registration Statement. Each Selling Shareholder, severally but not jointly, has agreed to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to us by such Selling Shareholder expressly for use in the Registration Statement.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for us by Kelley Drye & Warren, LLP, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         No person is authorized to give any information or to make any representation regarding this offering other than those contained in this prospectus. Any further information or representation has not been authorized by Argo Bancorp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares:

         - in any jurisdiction in which such offer to sell or solicitation is not unauthorized;

         - in any jurisdiction in which the person making such offer or solicitation is not qualified to do so; or

         - to any person to whom it is unlawful to make such offer or solicitation.

         The delivery of this prospectus and any sale under this prospectus shall not create any implication that the affairs of Argo Bancorp are unchanged, or that the information contained in this prospectus is correct, at any time after the date of this prospectus.

--------------------------------------------------------------------------------

                               ARGO BANCORP, INC.


                                1,002,448 SHARES

                                       OF

                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------


                                             , 2001
                                   ----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate of the expenses to be incurred by us in connection with the offering of Common Stock by the Selling Shareholders described herein.

SEC registration fee..........................................     $ 2,538.00
Legal fees and expenses.......................................     $10,000.00*
Miscellaneous expenses........................................     $ 5,000.00*
                                                                   ----------
Total ........................................................     $17,538.00
                                                                   ==========
*Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 12 and 2 of the Company's Certificate of Incorporation provide as follows:

ELEVENTH: ELIMINATION OF DIRECTORS' LIABILITY

         Directors of the Corporation shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XI shall not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH: INDEMNIFICATION

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnity in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article XII shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article XII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article XII is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XII or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article XII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XII with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.       EXHIBITS

Exhibits are listed by number corresponding to the Exhibit Table of Item 601 of Regulation S-K.


Exhibit No.                         Description
-----------                        -----------
   3.1              Certificate of Incorporation of the Company (1)
   3.2              Bylaws of the Company (1)
   4.0              Specimen certificate of the Company's Common Stock (1)
   4.1              Form of Indenture of Argo Bancorp, Inc. relating to the
                    Junior Subordinated
                    Deferrable Interest Debentures (2)

    4.2      Form of Certificate of Argo Bancorp, Inc. relating to the
             Junior Subordinated Deferrable Interest Debentures (2)
    4.3      Certificate of Trust of ARGO Capital Trust Company (1)
    4.4      Declaration of Trust of ARGO Capital Trust Company (1)
    4.5      Form of Capital Security Certificate of Argo Capital Trust
             Company (2)
    4.6      Guarantee of Argo Bancorp, Inc. relating to Capital Securities (2)
    4.7      Amended and Restated Declaration of Trust of Argo Capital Trust
             Company (2)
    4.8      Form of Goodwill Convertible Preferred Stock Certificate of Argo
             Bancorp, Inc. (2)
    5.1      Opinion of Kelley Drye & Warren LLP regarding the legality of the
             Common Stock
   10.0      Stock Purchase Agreement dated December 31, 1996, between Argo
             Bancorp, Inc., and Deltec Banking Corporation Limited (1)
   10.1      Stockholder Agreement dated as of December 31, 1996, between Argo
             Bancorp, Inc., The Deltec Banking Corporation Limited, and John G.
             Yedinak(1)
   10.2      Amended and Restated Employment Agreements between Argo Bancorp,
             Inc. and Argo Federal Savings Bank, FSB. and John G. Yedinak, each dated as of November 1, 1999.
   10.3      Amended and Restated Employment Agreement between Argo Bancorp,
             Inc. and Argo Federal Savings Bank, FSB. and Frances M. Pitts., each dated as of November 1, 1999.
   10.4      1996 Argo Bancorp, Inc. Management Recognition and Retention
             Plan (1)
   10.5      Argo Bancorp, Inc. 1998 Incentive Stock Option Plan (1)
   10.6      Employment Agreement between Argo Bancorp, Inc. and Colleen A.
             Kitch.
   10.7      Agreement of Purchase and Sale between Argo Federal Savings Bank,
             F.S.B. and Stuart Whitman, Inc. and related Leases.
   10.8      Stock Purchase Agreement between Argo Bancorp, Inc. and The Synergy
             Plan, Ltd., dated September 17, 1999.


   10.9 Stock Purchase Agreement by and among Argo Bancorp, Inc. by and through OLF Acquisition Corp., and On-Line Financial Services,
             Inc., Superior Savings Bank, I.S.C. Incorporated, Savings and Loan
             Service Bureau of Indiana, O&H Service Bureau of Michigan and the stockholders thereof, dated as of September 21, 1995.
   10.10     Branch Office Purchase Agreements by and between Archer Bank of
             Chicago (and also Chicago Community Bank) and Argo Federal Savings
             Bank, FSB, each dated as of August 18, 2000.
   23.1      Consent of Crowe, Chizek and Company LLP.
   23.2      Consent of Kelley Drye & Warren, LLP (included in Exhibit 5)
   24.1      Power of Attorney (located on the signature page hereto)

---------------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-59435) filed on July 20, 1998 and any amendments thereto.

(2) Incorporated by reference to the Company's Form S-1/A (No. 33-59435-01) filed on October 13, 1998.



B.       FINANCIAL STATEMENT SCHEDULES

         All financial statement schedules have been omitted because they are not applicable as the required information is included in the financial statements or notes thereto incorporated by reference herein.

C.       REPORTS, OPINIONS OR APPRAISALS.

         Not applicable.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being transferred which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Argo Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of Illinois as of the 26th day of January, 2001.

                                         ARGO BANCORP, INC.


                                         By: /s/ John G. Yedinak
                                            -----------------------------------
                                            John G. Yedinak
                                            Chairman, President and Chief
                                            Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Argo Bancorp, Inc. whose signature appears below hereby appoints John G. Yedinak as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Argo Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

By:      /s/ John G. Yedinak                              Date: January 26, 2001
         -------------------------------
         John G. Yedinak,
         Chairman, President and Chief
          Executive Officer
         (Principle executive officer)

By:      /s/ Sergio Martinucci                            Date: January 26, 2001
         -------------------------------
         Sergio Martinucci,
         Vice President and Director

By:      /s/ Arthur Byrnes                                Date: January 26, 2001
         -------------------------------
         Arthur Byrnes,
         Director

By:      /s/ Donald G. Wittmer                            Date: January 26, 2001
         -------------------------------
         Donald G. Wittmer,
         Director

By:      /s/ Frances M. Pitts                             Date: January 26, 2001
         -------------------------------
         Frances M. Pitts,
         Secretary and Director

By:      /s/ Dominic M. Fejer                             Date: January 26, 2001
         -------------------------------
         Dominic M. Fejer
         (principal accounting and
          financial officer)